For Immediate Release:                                       Contact:
November 14, 2008                                                 Dawn M. Robért, Investor Relations
                                                                                  Galaxy Nutritional Foods, Inc.
(407) 854-0433

GALAXY NUTRITIONAL FOODS REPORTS
 SECOND QUARTER OPERATING RESULTS

NET INCOME OF $195,878 COMPARES WITH PRIOR-YEAR NET INCOME OF $660,341

ORLANDO, Florida (November 14, 2008) Galaxy Nutritional Foods, Inc. (OTC BB: GXYF), a leading developer and marketer of cheese alternatives, organic dairy and other organic and natural food products, today reported its operating results for the second quarter and first half of FY2009.

For the three months ended September 30, 2008, the Company reported net income of $195,878, or $0.01 per diluted share, on net sales of approximately $6.1 million.  In the prior-year quarter, the Company reported net income of $660,341 or $0.03 per diluted share, on net sales of approximately $6.4 million.

For the six months ended September 30, 2008, the Company reported net income of $315,829, or $0.02 per diluted share, on net sales of approximately $12.2 million. For the six months ended September 30, 2007 the Company reported net income of $811,340, or $0.04 per diluted share, on net sales of approximately $12.3 million.  Operating expenses during the first half of FY2008 included a previously disclosed non-recurring employment contract expense of $346,447. Exclusive of this charge, the Company would have reported net income of $1,157,787 in the six months ended September 30, 2007.

The Company generated EBITDA, as adjusted, (a non-GAAP measure), of $554,668 (4.6% of net sales) in the first half of FY2009, compared with EBITDA, as adjusted, of $1,424,901 (11.6% of net sales) in the first half of FY2008 (see EBITDA table at end of this release for further Non-GAAP information).

“Sales remain relatively strong given the declining economic conditions and we have continued to manage costs aggressively to deliver reasonable operating profits. We have begun to see a softening of certain commodity prices and should start to see better gross margins in the first quarter of FY2010.” stated Michael E. Broll, Chief Executive Officer of Galaxy Nutritional Foods, Inc.”

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host an investor conference call today, November 14, 2008 at 11:00 a.m. EST; Shareholders and other interested parties may participate in the conference call by dialing 888-200-8867 (international/local participants dial 973-935-8765) and referencing the ID code 73514695 a few minutes before 11:00 am EST on November 14,
2008. A replay of the conference call will be available on Galaxy Nutritional Foods
Website at: http://www.galaxyfoods.com/investors/transcripts.asp starting on Monday,
November 17, 2008.

About Galaxy Nutritional Foods, Inc.

Galaxy Nutritional Foods, Inc. (OTC BB: GXYF) develops and globally markets plant based cheese alternatives, organic dairy and other organic and natural food products to grocery and natural foods retailers, mass merchandisers and foodservice accounts. Veggie, the leading brand in the grocery cheese alternative category and the Company’s top selling product group, is primarily merchandised in the produce section and provides calcium and protein without cholesterol, saturated fat or trans-fat. Other popular brands include: Rice, Veggy, Vegan, Rice Vegan and Wholesome Valley. Galaxy Nutritional Foods, Inc. is dedicated to developing nutritious and delicious food products made with high quality natural ingredients that exceed the expectations of today’s health conscious consumers. Galaxy is also committed to reducing its environmental impact as part of an Eat Green for Body & Earth™ program that offsets carbon emissions associated with product shipping and emphasizes the use of organic ingredients. For more information on Galaxy's products or green initiatives, visit www.galaxyfoods.com. Galaxy Nutritional Foods, Inc. is headquartered in Orlando, Florida, and its common stock is quoted on the OTC Bulletin Board under the symbol “GXYF”.

Any statement of future expectations in this press release, including without limitation, as to future cost of goods sold, revenues, gross margins, earnings and profitability, plans and objectives for future operations, future economic performance or expected operational developments, and all other statements regarding the future are “forward looking” statements within the meaning of the Private Securities Litigation Act of 1995.  These forward looking statements are based on the Company’s strategic plans and involve risks and uncertainties that may cause actual results to differ materially and adversely from these forward looking statements.  Such risks and uncertainties include, without limitation: the Company’s ability to execute its business strategy in a very competitive service and pricing environment; the Company’s ability to refinance or repay certain short-term indebtedness due an affiliate of the Company and its potential impact on the Company’s ability to continue as a going concern; risks associated with the launch of new marketing campaigns; future costs and fluctuations in the price of goods sold (including in particular, casein); continued relations with and pricing dependence on third party suppliers; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s annual report on Form 10-K for the year ended March 31, 2008.  Readers are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release any revisions to these forward- looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

(Financial statements follow)

GALAXY NUTRITIONAL FOODS, INC.
Balance Sheets

	SEPTEMBER 30,	MARCH 31,
	2008	2008
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$2,275,604	$1,893,425
Trade receivables, net	2,256,049	2,516,496
Inventories, net	138,693	116,902
Prepaid expenses and other	223,799	95,906

Total current assets	4,894,145	4,622,729

PROPERTY AND EQUIPMENT, NET	58,896	65,671
OTHER ASSETS	55,745	68,463

TOTAL	$5,008,786	$4,756,863

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Secured borrowings	$--	$--
Accounts payable	1,441,111	1,393,810
Accrued and other current liabilities	1,181,213	1,028,049
Accrued employment contracts	18,228	282,599
Related party note payable	2,685,104	2,685,104

Total current liabilities	5,325,656	5,389,562

COMMITMENTS AND CONTINGENCIES	--	--

STOCKHOLDERS’ DEFICIT:
Common stock	171,100	171,100
Additional paid-in capital	70,167,149	70,167,149
Accumulated deficit	(70,655,119)	(70,970,948)

Total stockholders’ deficit	(316,870)	(632,699)

TOTAL	$5,008,786	$4,756,863

GALAXY NUTRITIONAL FOODS, INC.
Statements of Income
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		SIX MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007

Net Sales	$6,115,690	$6,401,124	$12,152,280	$12,317,261
Cost of Goods Sold	4,128,425	3,740,838	8,204,180	7,201,206
GROSS MARGIN	1,987,265	2,660,286	3,948,100	5,116,055

OPERATING EXPENSES:
Selling	776,658	940,833	1,530,176	1,830,241
Delivery	254,326	262,018	493,057	508,863
General and administrative	591,377	587,501	1,249,906	1,211,117
Employment contract expense-general and administrative	--	--	--	346,447
Research and development	60,908	79,718	143,276	162,995
Total operating expenses	1,683,269	1,870,070	3,416,415	4,059,663

INCOME FROM OPERATIONS	303,996	790,216	531,685	1,056,392

INTEREST EXPENSE	(108,118)	(117,875)	(215,856)	(233,052)

INCOME BEFORE TAXES	195,878	672,341	315,829	823,340

INCOME TAX EXPENSE	--	(12,000)	--	(12,000)

NET INCOME	$195,878	$660,341	$315,829	$811,340

BASIC NET INCOME PER COMMON SHARE	$0.01	$0.04	$0.02	$0.05
DILUTED NET INCOME PER COMMON SHARE	$0.01	$0.03	$0.02	$0.04

GALAXY NUTRITIONAL FOODS, INC.
Statements of Cash Flows
(UNAUDITED)

Six Months Ended September 30,	2008	2007

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net Income	$315,829	$811,340
Adjustments to reconcile net income to net cash from (used in) operating activities:
Depreciation and amortization	22,983	22,062
Amortization of debt discount and financing costs	12,718	28,469
Provision for future credits and doubtful accounts on trade receivables	(342,620)	(538,500)
Inventory reserve	(23,533)	(92,983)
(Increase) decrease in:
Trade receivables	603,067	297,228
Inventories	1,742	271,971
Prepaid expenses and other	(127,893)	42,905
Increase (decrease) in:
Accounts payable	47,301	(466,558)
Accrued and other liabilities	(111,207)	(49,919)

NET CASH FROM OPERATING ACTIVITIES	398,387	326,015

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of property and equipment	(16,208)	(10,871)

NET CASH USED IN INVESTING ACTIVITIES	(16,208)	(10,871)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net payments on secured borrowings	--	(197,941)

NET CASH USED IN FINANCING ACTIVITIES	--	(197,941)

NET INCREASE IN CASH	382,179	117,203

CASH, BEGINNING OF PERIOD	1,893,425	879,487

CASH, END OF PERIOD	$2,275,604	$996,690

GALAXY NUTRITIONAL FOODS, INC.
EBITDA, as adjusted, (a non-GAAP measure) Reconciliation
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		SIX MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007

NET SALES	$6,115,690	$6,401,124	$12,152,280	$12,317,261

NET INCOME (LOSS)	$195,878	$660,341	$315,829	$811,340
Plus:
Employment contract expense	--	--	--	346,447
Interest expense	108,118	117,875	215,856	233,052
Taxes	--	12,000	--	12,000
Depreciation and amortization expense	11,107	11,091	22,983	22,062
EBITDA, as adjusted	$315,103	$801,307	$554,668	$1,424,901

As a % of Net Sales	5.2%	12.5%	4.6%	11.6%

Footnote on non-GAAP Measures Presented Above

Management utilizes certain non-GAAP measures such as EBITDA, as adjusted, because it provides useful information to management and investors in order to accurately review the Company’s current on-going operations and business trends related to its financial condition and results of operations.  Additionally, these measures are key factors upon which the Company prepares its budgets and forecasts. In its determination of the foregoing non-GAAP measures, management excludes the September 30, 2007 employment contract expense from its analysis of operating income because it believes that this item does not accurately reflect the Company’s current on-going operations. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures reported by other companies.

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